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RIVERVIEW BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 17, 2020

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Riverview Bancorp, Inc.  The meeting will be held on Wednesday, August 26, 2020 at 10:00 a.m., local time.  Due to concerns regarding the novel coronavirus (COVID-19) pandemic and to protect the safety and well-being of our stockholders, Board of Directors and employees, our 2020 annual meeting of stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/RVSB2020.  To participate in the annual meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.  You will not be able to attend the annual meeting physically.

The Notice of Annual Meeting of Stockholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers will be available to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you virtually attend the meeting and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card or vote over the Internet.

Sincerely,

/s/Patrick Sheaffer

Patrick Sheaffer
Chairman

RIVERVIEW BANCORP, INC.
900 WASHINGTON STREET, SUITE 900
VANCOUVER, WASHINGTON 98660
(360) 693-6650

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 26, 2020

Notice is hereby given that the annual meeting of stockholders of Riverview Bancorp, Inc. will be held on Wednesday, August 26, 2020, at 10:00 a.m., local time, for the following purposes:

Proposal 1:	Election of three directors to each serve for a three-year term.

Proposal 2:	Advisory (non-binding) vote to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the meeting.

Due to concerns regarding the novel coronavirus (COVID-19) pandemic and to protect the safety and well-being of our stockholders, Board of Directors and employees, our 2020 annual meeting of stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/RVSB2020.  To participate in the annual meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 26, 2020.  Our Proxy Statement, proxy card and Annual Report to Stockholders, are available at www.snl.com/irweblinkx/docs.aspx?iid=1032031.

The Board of Directors has fixed the close of business on June 30, 2020 as the record date for the annual meeting.  This means that stockholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors or vote over the Internet using the voting procedures described on your proxy card.  The proxy will not be used if you virtually attend the annual meeting and vote during the meeting.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Teresa L. Baker

TERESA L. BAKER
CORPORATE SECRETARY

Vancouver, Washington
July 17, 2020

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum at the meeting.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.  Alternatively, you may vote over the Internet by following the voting procedures and instructions on the proxy card.

PROXY STATEMENT
OF
RIVERVIEW BANCORP, INC.
900 WASHINGTON STREET, SUITE 900
VANCOUVER, WASHINGTON 98660
(360) 693-6650

ANNUAL MEETING OF STOCKHOLDERS
AUGUST 26, 2020

The Board of Directors of Riverview Bancorp, Inc. is using this Proxy Statement to solicit proxies from our stockholders for use at the annual meeting of stockholders.  We are first mailing this Proxy Statement and the enclosed form of proxy to our stockholders on or about July 17, 2020.

The information provided in this Proxy Statement relates to Riverview Bancorp, Inc. and its wholly-owned subsidiary, Riverview Community Bank.  Riverview Bancorp, Inc. may also be referred to as “Riverview” and Riverview Community Bank may also be referred to as the “Bank.”  References to “we,” “us” and “our” refer to Riverview and, as the context requires, Riverview Community Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Our annual meeting will be held as follows:

Date:	Wednesday, August 26, 2020
Time:	10:00 a.m., local time
Place:	Virtual meeting at www.virtualshareholdermeeting.com/RVSB2020

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1:	Election of three directors to each serve for a three-year term.

Proposal 2:	Advisory (non-binding) vote to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Who Is Entitled to Vote?

We have fixed the close of business on June 30, 2020 as the record date for stockholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Riverview’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Riverview common stock you own, unless you own more than 10% of Riverview’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10% of Riverview’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.  On June 30, 2020, there were 22,245,472 shares of Riverview common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all stockholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for stockholders of record.  You are a stockholder of record if your shares of Riverview common stock are held in your name.  If you are a beneficial owner of Riverview common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Riverview common stock can only be voted if the stockholder is present virtually or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to virtually attend the annual meeting.  You can always change your vote at the meeting if you are a stockholder of record.

Voting instructions are included on your proxy card.  Shares of Riverview common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the stockholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees and FOR advisory approval of the compensation of our named executive officers.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, bank or other nominee (“nominee”), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from the nominee that you must follow in order to have your shares voted.  The nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form that accompanies this Proxy Statement.  If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  Both of the proposals to be presented at the annual meeting are non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted.

If your shares are held in street name, you will need to follow the instructions provided by the nominee in order to virtually attend the annual meeting.

Participants in the ESOP or 401(k) Plan

If you participate in the Riverview Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Riverview Bancorp, Inc. Employees’ Savings and Profit Sharing Plan (“401(k) Plan”), you will receive a proxy card, that will serve as a voting instruction form, that reflects all shares you may direct the trustees to vote on your behalf under the plans.  Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustees how to vote the shares of common stock allocated to his or her account. The ESOP trustees, subject to the exercise of their fiduciary duties, will vote all unallocated shares of Riverview common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the 401(k) Employer Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions.  As of the close of business on the June 30, 2020 voting record date, 390,766 shares and 446,580 shares have been allocated to participants’ accounts in the ESOP and 401(k) Plan, respectively.  The deadline for returning your voting instructions to each plan’s trustee is August 17, 2020.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, virtually or by proxy, of at least a majority of the shares of Riverview common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the stockholders present virtually or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast at the annual meeting by holders of Riverview common stock.  Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, stockholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Named Executive Officer Compensation

Approval of the advisory (non-binding) resolution to approve the compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the annual meeting.  Abstentions and broker non-votes will have no effect on the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

 •          submitting a new proxy with a later date;

 •          notifying the Corporate Secretary of Riverview in writing before the annual meeting that you have revoked your proxy; or

 •          voting at the annual meeting.

If you plan to virtually attend the annual meeting and vote during the meeting, instructions for voting will be provided.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2020, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Riverview’s common stock other than directors and executive officers;

•	each director and director nominee of Riverview;

•	each executive officer of Riverview or Riverview Community Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Riverview and Riverview Community Bank as a group.

Persons and groups who beneficially own in excess of five percent of Riverview’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934 (“Securities Exchange Act”).  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Riverview’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if  he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares		Percent of Shares
Name	Beneficially Owned (1)		Outstanding (%)

Beneficial Owners of More Than 5% (Other than Directors and Executive Officers)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,678,827	(2)	12.0

FJ Capital Management LLC 1313 Dolley Madison Boulevard McLean, VA 22101	2,252,712	(3)	10.1

Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	1,762,314	(4)	7.9

Directors

Patrick Sheaffer	709,700	(5)	3.2
Jerry C. Olson	29,476	(6)	*
Gerald L. Nies	168,892	(7)	*
Bess R. Wills	36,000	(8)	*
Bradley J. Carlson	12,400	(6)	*
David Nierenberg	130,879	(9)	*
John A. Karas	80,565	(10)	*
Patricia W. Eby	17,000		*

Named Executive Officers

Kevin J. Lycklama**	191,320		*
Christopher P. Cline	1,453		*
David Lam	24,692		*
Kim J. Capeloto	153,780	(11)	*
Daniel D. Cox	23,081		*

All Executive Officers and Directors as a Group (14 persons)	1,593,743		6.8
________________
*	Less than one percent of shares outstanding.
**	Mr. Lycklama is also a director of Riverview.
(1)
The amounts shown include the following shares of common stock which the named individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to our stock option plans: Messrs. Karas, Sheaffer, Lycklama and Capeloto, 6,000 shares each; Messrs. Lam and Cox, 1,511 shares each; and all Riverview executive officers and directors as a group, 31,533 shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 4, 2020, reporting sole voting power over 2,461,844 shares and sole dispositive power over 2,678,827 shares.
(3)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2020, reporting that FJ Capital Management LLC and Martin Friedman have shared voting power over 2,252,712 shares and shared dispositive power over 2,012,667 shares, Financial Opportunity Fund LLC has shared voting and dispositive power over 1,846,970 shares, Financial Opportunity Short/Long Fund LLC has shared voting and dispositive power over 36,727 shares, and Bridge Equities XI, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC and Realty Investment Company, Inc. have shared voting and dispositive power over 240,045 shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020, reporting sole voting over 1,683,266 shares and sole dispositive power over 1,762,314 shares.
(5)	Includes 13,910 shares held jointly by his wife and daughter and 352,907 shares held in trusts directed by Mr. Sheaffer.
(6)	Held jointly with his wife.
(7)	Held in trust jointly with his wife.
(8)	Held jointly with her husband.
(9)	Includes 13,000 shares held solely by his wife.
(10)	Includes 70,565 held jointly with his wife.
(11)	Includes 13,750 shares held solely by his wife and 1,021 shares held jointly with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of nine members and is divided into three classes.  One-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Riverview and each nominee for director.  The Nominating and Governance Committee of the Board of Directors selects nominees for election as directors.  Each of our nominees currently serves as a Riverview director.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Mr. Carlson, Mr. Sheaffer and Ms. Wills, each for a three-year term.

	Age as of	Year First Elected or	Term to
Name	March 31, 2020	Appointed Director	Expire

	BOARD NOMINEES

Bradley J. Carlson	67	2014	2023 (1)
Patrick Sheaffer	80	1979 (2)	2023 (1)
Bess R. Wills	66	2010	2023 (1)

	DIRECTORS CONTINUING IN OFFICE

John A. Karas	71	2017	2021
Kevin J. Lycklama	42	2018	2021
Jerry C. Olson	78	2007	2021
Patricia W. Eby	68	2019	2022
David Nierenberg	66	2016	2022
Gerald L. Nies	71	2009	2022
__________
(1)	Assuming reelection.
(2)	Includes service on the Board of Directors of Riverview Community Bank.

Set forth below is the principal occupation of each nominee for director and each director continuing in office, as well as a brief description of the qualifications, attributes, skills and areas of expertise of each nominee or director that led to the conclusion that the person should serve as a director of Riverview.  All nominees and directors have held their present positions for at least five years unless otherwise indicated.

Bradley J. Carlson is President and General Manager of Evergreen Memorial Gardens Cemetery, Funeral Chapel and Crematory, a position he has held since 1995.  A graduate of Washington State University with a Bachelor of Arts in Communications and Advertising, Mr. Carlson spent over 10 years in the computer industry as a sales person and sales manager before joining the family business in 1987.  He is a past Chair of the Board for the Association of Washington Business, which is a statewide business lobbying group with over 8,000 members.  He is also past President of the Washington Cemetery, Cremation and Funeral Association, and served for 11 years on the Washington State Funeral Directors, Embalmers and Cemetery Board, as appointed by the Governor.  Currently he is on the Board of Directors of the Fort Vancouver National Trust.  His expertise in community banking and finance, as well as his knowledge of, and business and personal contacts in the local market, make him a valuable resource to the Board.

Patrick Sheaffer joined Riverview Community Bank in 1963 and has served as Chairman of the Board of the Bank since 1993 and of Riverview since its inception in 1997.  Effective April 2, 2018, Mr. Sheaffer retired as Chief Executive Officer of Riverview Community Bank, a position he had held since 1976, and as Chief Executive Officer of Riverview, a position he had held since Riverview’s inception in 1997.  Mr. Sheaffer is active in numerous professional and civic organizations.  He currently serves as a director of Peace Health Foundation, Clark County Fair, Responsible Growth Forum and Columbia River Horsemen’s Foundation.  Mr. Sheaffer’s career has given him expertise in all areas of banking.

Bess R. Wills is General Manager/Co-Owner of Gresham Ford in Gresham, Oregon and is responsible for all matters of the day-to-day operation.  She has over 30 years of experience in fiscal and corporate administration and management of businesses, including having managed a group of auto dealerships in Southern California.  She is active with many business and community organizations and has received statewide recognition for her work with local charities.  She has been recognized as Woman Executive of the Year by the Portland Business Journal, as well as received numerous other awards in the Automotive Industry.  She is currently Chairperson of the Adventist Medical Foundation in Portland and has served on many other regional non-profit boards, as well as on the Audit Committee for Mt. Hood Community College.  Ms. Wills’ career has given her strong leadership experience and knowledge of owning and operating a long-established business.

John A. Karas is Chairman of the Board of Riverview Trust Company, a position he has held since 2001.  He served as President and Chief Executive Officer of Riverview Trust Company from 1999 until his retirement in 2016, and has over 30 years of trust experience.  Mr. Karas received his Bachelor of Arts degree from Willamette University and his Juris Doctor degree from Lewis & Clark Law School’s Northwestern School of Law.  He is a member of the Oregon, Multnomah County and American Bar Associations and is a Certified Trust and Financial Advisor. Mr. Karas is also active in numerous civic organizations.  He is familiar with all phases of the trust business and his experience includes trust administration, trust legal counsel, investments and real estate.

Kevin J. Lycklama was appointed as President and Chief Executive Officer of Riverview and Riverview Community Bank effective April 2, 2018.  Prior to that, he served as Executive Vice President and Chief Operating Officer from July 27, 2017 until April 2, 2018, Executive Vice President and Chief Financial Officer from February 2008 until July 2017 and Vice President and Controller from 2006 until 2008. Prior to joining Riverview, Mr. Lycklama was an audit manager for an Oregon CPA firm.  He holds a Bachelor of Arts degree from Washington State University, is a graduate of the Pacific Coast Banking School and is a certified public accountant.  Mr. Lycklama currently serves on the Board of Directors of the Community Bankers of Washington and the Washington State University Vancouver Advisory Council.  Mr. Lycklama’s career has given him a range of banking experience with particular emphasis on financial expertise.

Jerry C. Olson is President and Chief Executive Officer of Olson Engineering, Inc.  A graduate of Oregon State University with a Masters in Forest Engineering, Mr. Olson holds many professional designations including Professional Engineer and Professional Land Surveyor.  He is actively involved in many regional and local organizations, including Responsible Growth Forum, North Country EMS, Association of Washington Business and the Clark College Business Advisory Council.  In addition, Mr. Olson has been on the Board of the Columbia River Economic Development Council, Engineering and Surveying Licensing Board, The Building Industry of Clark County, the Commercial Real Estate Economic Coalition and is Chairman of the North County EMS District Board.  Mr. Olson’s career has given him strong leadership experience and knowledge of owning and operating a long-established business.

Patricia W. Eby is a Certified Public Accountant.  She retired on April 30, 2019 from Peterson & Associates P.S., a certified public accounting firm in Vancouver, Washington, having been affiliated with the firm for 41 years, including the past 19 years as President and sole owner.  Ms. Eby has a B.S. in Accounting from Walla Walla College and a J.D. from Lewis & Clark Law School.  She is active in Rotary and the Free Clinic.

David Nierenberg is the Founder and President of Nierenberg Investment Management Company (NIMCO), which manages The D3 Family Funds.  Before founding NIMCO in 1996, Mr. Nierenberg was a General Partner of Trinity Ventures’ first four venture capital partnerships.  In 1987, he led an investor group which contracted with the U.S. government to recapitalize a bankrupt savings and loan company named Far West Federal Bank.  From 1978 to 1985, Mr. Nierenberg worked at Bain & Company in San Francisco, Boston, and London.  He received his Bachelor of Arts degree from Yale College and his Juris Doctor degree from Yale Law School and is a retired member of the Massachusetts Bar.  He is a past director of PeaceHealth Southwest Washington Medical Center, Electro Scientific Industries and Radisys.  He currently serves as a director of Rosetta Stone (RST), Flotek Industries (FTK) and Houston Wire & Cable (HWCC).  Mr. Nierenberg chairs the Board of Directors of the Ira Millstein Center for Global Markets and Corporate Ownership at Columbia Law School.  He has served on numerous not for profit and public and private for profit boards during the past thirty years.  In addition to his public company experience, Mr. Nierenberg’s career has afforded him expertise in capital allocation, strategic planning, cost reduction, executive compensation, board governance and turnarounds.

Gerald L. Nies is retired after 42 years in the insurance business.  He was President and Chief Executive Officer of Nies Insurance Agency from 1985-2011 and then was Executive Vice President after selling the business to Brown & Brown, Inc.  Currently, he is the owner of a small investment property management company.  He attended Western Washington University and became a Chartered Property Casualty Underwriter.  Mr. Nies is a past Board member of the Washington Independent Agents Association and past President of the National Agent Advisory Council for Safeco Insurance.  He also served as one of the five Clark County Emergency Medical Services Administrative Board members, elected Council Member for the City of Battle Ground and Fire Chief for the City of Battle Ground.  Mr. Nies’ diverse career has afforded him expertise in managing financial and operational aspects of business, as well as customer relations.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Riverview and Riverview Community Bank conduct their business through Board and committee meetings.  During the fiscal year ended March 31, 2020, the Riverview Board of Directors held 14 regular meetings and the Bank Board of Directors held 13 regular meetings.  No director attended fewer than 75% of the total meetings of the Boards and committees on which he or she served during this period.

Committees and Committee Charters

Riverview’s Board of Directors has a number of committees, including Executive, Audit, Stock Option, and Nominating and Governance Committees.  Riverview Community Bank’s Board of Directors has standing Executive, Audit, Personnel/Compensation, Risk Management, Senior Loan, Nominating and Compliance Committees, as well as several other committees.  Riverview’s Board of Directors does not have its own compensation committee because Riverview has no employees.  Riverview’s Audit and Nominating and Governance Committees have adopted written charters, as has the Bank’s Personnel/Compensation Committee, copies of which are available on our website at www.riverviewbank.com.

Committees of the Riverview Board of Directors

The Executive Committee consists of Directors Sheaffer (Chairman), Carlson and Nies.  This Committee meets as necessary in between meetings of the full Board of Directors.  The Executive Committee did not meet during the fiscal year ended March 31, 2020.

The Audit Committee consists of Directors Olson (Chairman), Wills and Eby, and is responsible for developing and monitoring the audit program.  It also has the sole authority to appoint or replace our independent registered public accounting firm.  The Committee meets with the independent registered public accounting firm to discuss the results of the annual audit and quarterly procedures.  The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices.  Each member of the Audit Committee is “independent,” in accordance with the requirements for companies listed on The Nasdaq Stock Market LLC (“NASDAQ”).   In addition, Mr. Olson has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC.  The Audit Committee met four times during the fiscal year ended March 31, 2020.

The Stock Option Committee consists of Directors Nierenberg, (Chairman), Carlson and Olson, and is responsible for approving all stock option grants.  The Committee did not meet during the fiscal year ended March 31, 2020.

The Nominating and Governance Committee consists of Directors Nies (Chairman), Nierenberg and Carlson, and is responsible for selecting nominees for the election of directors and developing a list of nominees for Board vacancies.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on NASDAQ.  The Committee met once during the fiscal year ended March 31, 2020.

Only those nominations made by the Committee or properly presented by stockholders will be voted upon at the annual meeting.  The Committee actively considers diversity in its recruitment and nomination of directors, and in its assessment of the effectiveness of the Board of Directors and its Committees.  In its deliberations for selecting candidates for nominees as director, the Nominating and Governance Committee evaluates the qualifications of individual candidates, including identifying the beneficial impact a candidate will have on Riverview and the Board in terms of skill set, knowledge of the banking business, the candidate’s independence, communication skills, education, individual success in chosen fields, business development contributions, character, gender, expertise, experience and involvement in community, business and civic affairs.  The Committee also considers whether the candidate would provide for adequate representation of the market area of Riverview Community Bank.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Riverview director.  The Committee will consider director candidates recommended by our stockholders.  If a stockholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for stockholder nominations, see “Stockholder Proposals and Nominations” in this Proxy Statement.

As noted above, the Committee considers a number of criteria when selecting new members of the Board of Directors. Those criteria as well as professional background, industry expertise and differences of viewpoint are considered to provide for diversity on our Board of Directors. These diversity factors are considered when the Committee and Board are seeking to fill a vacancy or new seat on the Board.

Director Qualifications and Experience

As described in the previous paragraph, the Nominating and Governance Committee considers a number of criteria when selecting new members of the Board.  The following table identifies the experience, qualifications, attributes and skills that the Committee considered in making its decision to nominate directors to our Board; however, the fact that a particular attribute was not considered should not be construed to be a determination that the director lacks such an attribute.

	Carlson	Eby	Karas	Lycklama	Nierenberg	Nies	Olson	Sheaffer	Wills
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	X	X	X	X	X	X	X	X	X
Expertise in financial services or related industry	X	X	X	X	X			X
Audit Committee Financial Expert (actual or potential)		X					X
Civic and community involvement	X	X	X	X	X	X	X	X	X
Other public company experience	X				X			X
Leadership and team building skills	X		X	X	X	X	X	X	X
Diversity by race, gender or culture		X							X
Specific skills/knowledge
Finance	X	X	X	X	X	X		X	X
Technology						X			X
Marketing	X		X	X	X	X	X	X	X
Public affairs	X				X	X	X	X
Human resources	X		X	X	X	X	X	X	X
Governance	X		X	X	X	X	X	X	X

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by different people.  In addition, Director Gerald L. Nies serves as Vice-Chairman of the Board and lead independent director.  The lead independent director acts as the principal liaison between the independent directors of the Board and the Chairman of the Board.  The lead independent director also leads the Board in the absence of the Chairman of the Board.  The lead independent director is selected by the Nominating and Governance Committee.  The Board believes the leadership structure is appropriate for Riverview because it capitalizes on the Chairman’s experience guiding Riverview, while allowing the Chief Executive Officer to focus on the day-to-day business of managing our operations.

Board Involvement in Risk Management Process

Risk management is the responsibility of management and risk oversight is the responsibility of the Board.  The Board administers its risk oversight function principally through the division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility.  For example, our Risk Management Committee plays an important role overseeing our internal audit function and is responsible for reviewing significant reports prepared by the internal audit department.  Significant risk oversight matters considered by the committees are reported to and considered by the Board.  Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee.  Types of risk with the potential to adversely affect Riverview include credit, interest rate, liquidity, compliance risks, and risks relating to our operations and reputation.

Directors keep themselves informed of the activities and condition of Riverview and of the risk environment in which it operates by regularly attending Board and assigned Board committee meetings, and by review of meeting materials, auditors’ findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Riverview and the Bank by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.

The Board oversees the conduct of Riverview’s business and administers the risk management function by:

•	selecting, evaluating, and retaining competent senior management;
•	establishing, with senior management, Riverview’s long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;
•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;
•	overseeing Riverview’s business performance; and
•	ensuring that the Bank helps to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Riverview and the Bank.

The Board ensures that all significant risk-taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Riverview’s business plan in a manner consistent with safe and sound practices.  The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Riverview’s and the Bank’s circumstances. The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Riverview against external crimes and internal fraud and abuse.  To assist Riverview with respect to risk management, and to assist the Board and Board committees with respect to risk oversight, the Bank employs a Vice President, Audit and Risk Manager, who works to identify and assess risks in all areas of Riverview and the Bank.  The Audit and Risk Manager reports to the Audit Committee, attends meetings of the Audit and Risk Management Committees on a regular basis, and attends Board and other committee meetings as needed.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting Riverview.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of risk under consideration and Riverview’s and the Bank’s unique circumstances.  Matters presented to the Board and Board committees generally include information with respect to risk.  The Board and Board committees consider the risk aspects of such information and often request additional information with respect to issues that may involve risk to Riverview.  The Board and Board committees also raise risk issues on their own initiative.

The Board has established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by an internal auditor reporting directly to the Audit Committee.  In addition, an external audit is performed.  The Audit Committee reviews the auditors’ findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Riverview’s regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Committees of the Riverview Community Bank Board of Directors

The Executive Committee, which consists of Directors Sheaffer (Chairman), Carlson and Nies, meets as necessary in between meetings of the full Board of Directors.  This Committee did not meet during the fiscal year ended March 31, 2020.

The Audit Committee consists of Directors Olson (Chairman), Wills and Eby and is responsible for developing and monitoring the audit program.  The Committee meets with the independent registered public accounting firm to discuss the results of the annual audit and quarterly procedures.  The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices.  The Audit Committee met four times during the fiscal year ended March 31, 2020.

The Personnel/Compensation Committee consists of Directors Wills (Chairman), Nierenberg and Olson.  The Committee has overall responsibility for: (1) approving and evaluating the compensation programs and policies for Riverview’s executive officers, which are designed to attract, motivate and retain key individuals responsible for the success of Riverview as a whole; (2) administering and maintaining such programs in a manner that will benefit the long-term interests of Riverview and its stockholders; (3) approving the salary, bonus, stock equity-based and other compensation of Riverview’s executive officers; and (4) periodically reviewing management development activities and succession plans.  Each member of the Personnel/Compensation Committee is “independent,” in accordance with the requirements for companies listed on NASDAQ.  The Personnel/Compensation Committee met three times during the fiscal year ended March 31, 2020.

The Risk Management Committee consists of all directors, with Director Olson as Chairman.  The Bank’s Risk Manager also sits on the Committee but does not vote on matters presented to the Committee.  This Committee is responsible for directing and monitoring the internal audit and compliance programs.  The Risk Management Committee did not meet during the fiscal year ended March 31, 2020.

The Senior Loan Committee consists of Directors Sheaffer, Karas and Carlson, and is chaired by Executive Vice President Daniel Cox, who does not vote on matters presented to the Committee.  If Mr. Sheaffer is unable to attend a meeting, Mr. Lycklama acts in his absence.  The Committee reviews and approves all aggregate lending relationships over $5 million.  The Senior Loan Committee met 24 times during the fiscal year ended March 31, 2020.

The Nominating and Governance Committee consists of Directors Nies (Chairman), Nierenberg and Carlson, and is responsible for selecting nominees for the election of directors and developing a list of nominees for Board vacancies.  The Committee met once during the fiscal year ended March 31, 2020.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Board of Directors is cognizant of its responsibility to comply with the provisions contained in the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as NASDAQ rules with respect to corporate governance.  The Board and its committees will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Conduct.  On February 26, 2020, the Board of Directors revised the Officer and Director Code of Conduct, Conflict of Interest and Whistleblower Policy that had originally been adopted on December 17, 2003.  The Code is applicable to each of Riverview’s directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Conduct, Conflict of Interest and Whistleblower Policy is available on our website at www.riverviewbank.com.

Communication with the Board of Directors.  The Board of Directors maintains a process for stockholders to communicate with the Board.  Stockholders wishing to communicate with the Board should send any communication to the Corporate Secretary, Riverview Bancorp, Inc., 900 Washington Street, Suite 900, Vancouver, Washington 98660.  Any communication must state the number of shares beneficially owned by the stockholder making the communication.  The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of stockholders.  All members of the Board of Directors, except Directors Nierenberg and Wills, attended the 2019 annual meeting of stockholders.

Related Party Transactions.  Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and does not involve more than the normal risk of repayment or present other unfavorable features.  Riverview Community Bank is therefore prohibited from making any new loans or extensions of credit to its executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.  The aggregate amount of loans by the Bank to its executive officers and directors was approximately $625,000 at March 31, 2020.  These loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features when made.  All loans are made pursuant to the Bank’s normal loan approval and review procedures, which are governed by written policies.  In addition, all loans and aggregate loans to individual directors and executive officers are required to be reviewed by the Executive Committee and reported to the Board.

Director Independence.  Our common stock is listed on the NASDAQ Global Select Market.  In accordance with NASDAQ requirements, at least a majority of our directors must be independent directors.  The Board has determined that seven of our nine current directors are independent, as defined by NASDAQ.  Directors Carlson, Eby, Karas, Nierenberg, Nies, Olson and Wills are all independent.  Director Sheaffer is a former officer and Director Lycklama is a current officer and thus, are not independent.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the fiscal year ended March 31, 2020, with the exception of Kevin J. Lycklama, who is our President and Chief Executive Officer and whose compensation is included in the section entitled “Executive Compensation.”  Our directors did not receive any option awards, stock awards or non-equity incentive plan compensation, nor did they participate in a pension or nonqualified deferred compensation plan; therefore, these columns have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)

Patrick Sheaffer	33,000	95,061 (1)	128,061
Jerry C. Olson	41,600	--	41,600
Gerald L. Nies	46,300	--	46,300
Bess R. Wills	38,800	--	38,800
Bradley Carlson	36,500	--	36,500
David Nierenberg	35,200	--	35,200
John A. Karas	42,300	--	42,300
Patricia W. Eby	46,983	--	46,983
                _________________
(1)
Mr. Sheaffer is a non-executive employee of Riverview; includes salary of $81,505, ESOP contributions of $741, 401(k) contributions of $3,668, life insurance premiums of $747 and company car allowance of $8,400.

Directors receive an annual retainer of $20,000 and a fee of $1,000 for each Board meeting attended.  Outside directors also receive $300 for each committee meeting or work session attended and $750 each quarter for serving as a director on the Riverview Trust Company Board.  The Nominating and Governance Committee recommends to the Board of Directors the amount of fees paid for service on the Board.  Directors also receive an annual retainer for the following Board positions: Chairman of the Board, $10,000; Vice-Chair of the Board, $5,000; Audit Committee Chair, $5,000; Nominating/Governance Chair, $2,000; and Personnel/Compensation Chair, $3,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss our our executive compensation philosophy and programs.  Because Riverview does not have its own employees, the Personnel/Compensation Committee of Riverview Community Bank is responsible for establishing and monitoring compensation policies, and for evaluating performance and approving and evaluating compensation programs.  The Committee is responsible for evaluating the performance of our Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other senior officers of the Bank and makes recommendations to the Committee regarding compensation levels.

Fiscal Year 2020 Corporate Highlights.  During fiscal year 2020, management focused on several key initiatives, which included a focus on deposit growth, enhancing cybersecurity and core network infrastructure, expense management, continued expansion in the Portland/Vancouver market, growing Riverview Trust Company and maintaining strong asset quality.  Riverview continues to be the largest community bank headquartered in the Portland/Vancouver metropolitan market.  For the year ended March 31, 2020, Riverview reported net income of $15.7 million, or $0.69 per diluted share.

Highlights for fiscal year 2020 include:

•	loan growth of $35.4 million, or 4.0%;
•	deposit growth of $65.4 million, or 7.1%;
•	return on average assets of 1.35%
•	net interest margin of 4.26%;
•	efficiency ratio of 62.42%;
•	Riverview Trust Company increased its assets under management to $1.2 billion;
•	non-performing assets decreased to 0.12% of total assets;
•	dividends to shareholders increased from $0.15 per share to $0.19 per share;
•	regulatory capital ratios remained strong with Tier 1 Leverage Capital ratio of 11.78% and Total Risk Based Capital ratio of 17.01% at year-end; and
•	over the past five years, Riverview’s stock has outperformed the NASDAQ Bank Index.

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Riverview and Riverview Community Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and stockholders.  The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance;

•	to motivate executives to enhance long-term stockholder value by building their equity interest in Riverview; and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives, including: (1) total compensation of executives at similarly situated financial institutions; (2) the performance of Riverview and Riverview Community Bank as a whole, with emphasis on annual performance factors and long-term objectives; (3) the responsibilities assigned to each executive; (4) the performance of each executive of assigned responsibilities as measured by our progress during the year; (5) potential for future advancement; and (6) length of time in the position.

Compensation Consultant.  The Personnel/Compensation Committee, from time-to-time as deemed appropriate, has engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm. In 2017, Pearl Meyer was engaged to review our executive compensation structure, review our incentive compensation plans and assist in developing a long-term equity incentive strategy.  The work has been completed and the Committee incorporated Pearl Meyer’s recommendations into the incentive compensation and long-term incentive plans for the fiscal year ending March 31, 2020.  Pearl Meyer does not perform any services for Riverview other than those directed by the Committee.  After the Committee’s review of applicable rules for independence, the Committee determined that there are no known conflicts of interest between Pearl Meyer and its affiliates and Riverview and its affiliates.  Pearl Meyer reports directly to the Committee.

Compensation Program Elements.  The Personnel/Compensation Committee focuses primarily on the following four components in forming the total compensation program for our executive officers: base salary; incentive compensation; deferred compensation; and long-term incentive compensation.  The current compensation plans involve a combination of salary and incentive compensation to reward short-term performance, and deferred compensation and equity awards to reward long-term performance.

Base Salary.  The purpose of base salary is to create a secure base of cash compensation for our employees. Salary levels are designed to be competitive within the banking and financial services industries.  In setting competitive salary levels, the Personnel/Compensation Committee regularly evaluates current salary levels by surveying similar institutions in Washington, Oregon and the Western Region of the United States.  The survey analysis focuses primarily on asset size, nature of ownership, type of operation and other common factors.  Specifically, the Committee reviews a peer group comprised of 23 similarly-sized regional banks ranging in asset size from $700 million to $3.1 billion.  In addition, the Committee annually reviews the Northwest Financial Industry Salary Survey prepared by Milliman, Inc. (“Milliman”) in association with the Washington Bankers Association and the Oregon Bankers Association, covering 95 Northwest financial organizations, and the Portland Area Cross-Industry Survey prepared by Milliman, which covers 87 major local employers.  We analyze the results of the surveys by position, and the midpoint of each position/grade, as it compares to Riverview Community Bank.  Midpoints of each grade for Riverview are compared to midpoints of survey data to determine if grade adjustments are necessary to remain competitive.  The Personnel/Compensation Committee also considers the relevant position’s scope of responsibility, the executive’s experience and tenure, and Riverview’s overall financial performance.

Incentive Compensation Program.  We believe it is appropriate to provide individuals who are responsible for managing existing business and/or generating new business with competitive incentive compensation opportunities.  Our incentive compensation plan is designed to provide for incentive compensation with established targets of up to 40% of salary for the Chief Executive Officer, 30% of salary for executive vice presidents and 15% to 30% of salary for senior management.  Certain other officers may participate in the plan at a level of 10% to 30% of salary.  By rewarding the attainment of goals, we truly utilize incentive for actual individual and corporate performance, and are competitive in the marketplace.  We may utilize the services of compensation consultants, as needed, to remain fair and competitive in the future.

The Personnel/Compensation Committee reviews and approves goals and incentive participation each year.  Individual participant goals and performance modifier targets are communicated to participants in writing in the first quarter of the fiscal year to which the goals apply.  Goals are measured against performance after the end of the fiscal year.  Results are communicated the month following year-end for each participant.  The performance modifier ranges from zero to a maximum of two times the salary at risk percentage.  In making awards under the incentive compensation plan, the Personnel/Compensation Committee and Chief Executive Officer or executive officers, as appropriate, review quantifiable data versus a plan approved by the Board.  The plan also provides for subjective evaluation of performance by the Committee and Chief Executive Officer or executive officers, as appropriate.

Currently, performance measures include financial objectives such as profitability, efficiency, financial margin, loan growth and deposit growth.  Participant salaries are recorded, with specific goals tied to Riverview’s goals for the year, and a percentage of compensation is noted as a target award opportunity.  For example, if a named executive officer’s salary is $235,937 per year with a 30% target award opportunity, the opportunity for incentive compensation is $70,781 if goals are met at 100%.  The target award opportunity is divided into several goals based on Riverview’s annual goals.  A performance modifier is used to determine the percentage of the goal met.  A goal partially met at 88% with a weight factor of 25% would look like this:

$235,937 x 30% target award opportunity = $70,781

Goal Weight	Performance Modifier	Result
0.25	0.88	0.22
$70,781 x 0.22 = $15,572

Performance goals are assessed annually and paid following the fiscal year end.  For the fiscal year ended March 31, 2020, the performance goals for the named executive officers other than Mr. Cline were as follows:

Goal	Weighting	Total ($)

Profitability	30%	Return on asset ratio of 1.35%
Efficiency	15%	Efficiency ratio of 63%
Financial margin	15%	Net interest margin of 4.20%
Loan growth	10%	Loans receivable of $937 million
Deposit growth	30%	Deposit balances of $990 million

Mr. Cline, who is the President and Chief Executive Officer of Riverview Trust Company, typically has goals based on the performance of Riverview Trust Company.  His 2020 goal was as follows:

Goal	Weighting	Target

Before tax profit	100%	$946,586

Incentive compensation is only awarded if Riverview achieves a minimum level of performance (measured by net income), regardless of whether other individual performance goals were achieved.  For 2020, the minimum level of achievement was net income of at least $10 million, which Riverview achieved.  Additionally, incentive compensation is limited to no more than 20% of net income.

Deferred Compensation.  Officers at the level of senior vice president and above may elect to defer up to 50% of salary, with no income tax payable by the officer until benefits are received.  This alternative is available through the non-qualified deferred compensation plan described below in the section entitled “Nonqualified Deferred Compensation.”

Long Term Incentive Compensation.  We believe that performance-based pay opportunities and equity awards motivate high levels of performance, align the interests of the directors and officers with those of our stockholders and effectively recognize director and officer contributions to Riverview’s success. On July 26, 2017, our shareholders approved the 2017 Equity Incentive Plan. This plan provides for the award of stock options, restricted stock and restricted stock units. The 2017 Equity Incentive Plan is intended to provide us flexibility in our ability to motivate, recruit and retain the highly qualified officers and other key personnel who help Riverview meet its goals, as well as reward and encourage current directors and employees. The awards also serve to promote an executive’s continued service to Riverview by vesting over a period of several years.  Awards are allocated based upon regulatory practices and policies, and the practices of other publicly-traded financial institutions as verified by external surveys.  Awards are based upon the executive officers’ level of responsibility and expected contributions to Riverview and Riverview Community Bank.  These factors differ from year to year, but are fundamentally driven by the Committee’s view on what is necessary to most effectively support Riverview’s business and leadership strategies.

In connection with the 2017 Equity Incentive Plan, on April 18, 2018 the Committee established the 2018 Long-Term Incentive Plan, under which the Committee determined to grant both time-based and performance-based awards to each of the named executive officers.  The time-based awards vest ratably over a three-year period. Awards of performance-based restricted stock (“performance shares”) are contingent on attaining pre-established performance goals. The Committee reviews and approves goals in consultation with management. The Committee established threshold, target and stretch performance levels and associated payouts. At the end of the performance period, resulting payouts are determined based on Riverview’s performance relative to the performance goals.  The performance shares vest ratably over a two-year period after the end of the performance period.  For fiscal year 2020, the performance goal was based on Riverview’s earnings per share.  We anticipate that awards for the fiscal year ended March 31, 2020 will be made in mid-July, after Riverview’s Annual Report on Form 10-K has been filed with the SEC.

Stock ownership is also enhanced through participation in our ESOP, under which eligible employees receive an allocation of Riverview stock based on a percentage of eligible wages.  The Board of Directors has appointed an administrative committee of Riverview officers to administer the ESOP and the 401(k) Plan, and the named executive officers are eligible to participate in both of these plans. On an annual basis, Riverview allocates shares to the ESOP, which applies to all eligible participants including the named executive officers. In fiscal year 2020, Riverview contributed 24,633 shares into the ESOP on behalf of eligible participants, and matched 100% of the first three percent and 50% of the next two percent of participants’ contributions into the 401(k) Plan each payroll period.

Allocation of Compensation.  We do not have any specific policies regarding allocation of total compensation between short-term and long-term elements, or cash and non-cash elements. For the year ended March 31, 2020, the composition of total compensation for our named executive officers was as follows:

Type of Compensation	Percentage of Total Compensation

Base salary	58.2
Incentive compensation	22.2
Long-term incentive and other compensation	19.6

Results of Stockholder Vote on Executive Compensation.  We are required to periodically permit stockholders to vote to approve executive compensation, commonly known as a say-on-pay proposal.  At last year’s annual meeting of stockholders, the resolution was approved by 95% of the shares present for purposes of voting on executive compensation.  The Board and the compensation committee considered the affirmative vote of the stockholders on the say-on-pay resolution at last year’s annual meeting as additional confirmation that our existing compensation practices were reasonable and aligned with the interests of our stockholders.

Personnel/Compensation Committee Report

The Personnel/Compensation Committee of Riverview Community Bank’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Personnel/Compensation Committee:

Personnel/Compensation Committee

Bess R. Wills, Chairman
Jerry C. Olson
David Nierenberg

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Compensation Policies and Risk

Riverview develops and implements compensation plans that provide strategic direction to each participant and engages him or her in Riverview’s success, which contributes to stockholder value.  We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance and evaluation of performance results help to mitigate excessive risk taking that could harm Riverview’s value or reward poor judgment by our executives or employees. Performance incentive rewards for all plans will continue to be focused on results that impact earnings, profitability, credit quality, loan growth and capital adequacy.

All members of the Compensation Committee are aware of Riverview’s financial performance and they use this information when reviewing and approving incentive programs and payouts to all employees and approving participation and goals for incentive programs. The Compensation Committee reviewed the incentive compensation plans and concluded that the compensation plans do not encourage unnecessary or excessive risk and that management and the Board have effective controls in place utilizing outside auditors, internal auditors and Board oversight to ensure adequate controls are in place to mitigate risk within Riverview.

Summary Compensation Table

The following table shows information regarding compensation earned by our named executive officers: (1) Kevin J. Lycklama, our principal executive officer; (2) David Lam, our principal financial officer; and (3) our three next most highly compensated executive officers, who are Christopher P. Cline, Kim J. Capeloto and Daniel D. Cox.  The named executive officers have not received bonuses in recent years; therefore, this column has been omitted from the table below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Kevin J. Lycklama	2020	348,443	176,000	137,501	--	56,602	718,546
President and Chief	2019	326,143	--	240,374	--	60,851	627,368
Executive Officer	2018	266,375	--	163,791	--	22,675	452,841

Christopher P. Cline	2020	285,895	--	161,562	420	18,089	465,966
President and Chief Executive	2019	281,210	--	57,856	144	18,706	357,916
Officer of Riverview Trust	2018	279,685	--	71,910	9	18,983	370,587
Company

David Lam	2020	200,508	35,178	58,736	--	20,393	314,815
Executive Vice President and	2019	181,480	--	99,394	--	20,242	301,116
Chief Financial Officer	2018	171,515	--	73,236	12	14,895	259,658

Kim J. Capeloto	2020	257,331	51,444	76,166	50	22,012	407,003
Executive Vice President and	2019	257,331	--	110,368	1	22,766	390,466
Chief Banking Officer	2018	240,663	--	149,032	--	23,879	413,574

Daniel D. Cox	2020	209,700	39,107	62,050	--	20,267	331,124
Executive Vice President and	2019	199,720	--	109,601	--	21,166	330,487
Chief Credit Officer	2018	178,146	--	89,122	--	21,088	288,356
_________________
(1)
Represents the aggregate grant date value of awards, computed in accordance with Financial Accouting Standards Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation.” For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in Riverview’s Annual Report on Form 10-K for the year ended March 31, 2020.

(2)
Consists of above-market earnings on balances in the nonqualified deferred compensation plan; calculated based on the earnings adjustment in excess of 120 percent of the applicable federal long-term rate in effect on January 1st of each year.

(3)	The following table reflects the other compensation paid to our named executive officers in the year ended March 31, 2020.

Name	ESOP Contribution ($)	401(k) Plan Contribution ($)	Life Insurance Premium ($)	Company Car Allowance ($)	Board Fees ($)	Total ($)

Kevin J. Lycklama	2,490	12,172	540	8,400	33,000	56,602
Christopher P. Cline	2,490	6,863	2,736	6,000	--	18,089
David Lam	2,490	11,363	540	6,000	--	20,393
Kim J. Capeloto	2,490	11,200	2,322	6,000	--	22,012
Daniel D. Cox	2,490	11,237	540	6,000	--	20,267

Employment and Change in Control Agreements.  We have entered into employment and change in control agreements with each of the named executive officers.  The agreements expire on December 31, 2020 and are subject to annual renewal provisions.  For the year ending March 31, 2021, the annual salaries of Messrs. Lycklama, Cline, Lam, Capeloto and Cox are $360,000, $292,344, $212,668, $257,221 and $215,579, respectively.  The salaries, which are paid by Riverview Community Bank, must be reviewed annually and may be increased at the discretion of the Board.  The employment agreements also provide that the executives will participate in our annual incentive plan and receive all benefits that we provide to our employees generally.  The employment agreements provide that compensation must be paid in the event of disability, termination without cause or termination by the executive for specified reasons. The change in control agreements provide that compensation must be paid in connection with a termination in the event of a change in control.  These termination payments are described below under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended March 31, 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Kevin J. Lycklama	--	--	139,333	278,666
	06/18/19				--	12,216	18,323	25,150	363,000

Christopher P. Cline	--	--	85,736	171,472	--	--	--	--	--

David Lam	--	--	59,519	119,038	--
	06/18/19					2,254	3,381	5,340	72,820

Kim J. Capeloto	--	--	77,166	154,332
	06/18/19				--	3,080	4,621	7,702	102,897

Daniel D. Cox	--	--	62,877	125,754
	06/18/19				--	2,459	3,688	5,914	80,177
___________
(1)	Amounts represent the possible payouts under our annual incentive plan.
(2)	Amounts represent the possible payouts under our equity incentive plan for stock awards granted in fiscal year 2020.
(3)	Amounts represent service-based restricted stock awards granted in fiscal year 2020.
(4)
Reflects the aggregate grant date fair value of awards.  For discussion of the valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in Riverview’s Annual Report on Form 10-K for the year ended March 31, 2020.

Outstanding Equity Awards

The following information with respect to outstanding option awards and unvested stock awards as of March 31, 2020 is presented for the named executive officers.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Kevin J. Lycklama	07/16/13	6,000	--	2.78	07/16/23
						39,129 (3)	196,036

Christopher P. Cline	03/17/16	500 (1)	500	75.00	03/17/21

David Lam	07/16/13	1,511	--	2.78	07/16/23
						7,920 (4)	39,679

Kim J. Capeloto	09/22/10	5,000	--	1.97	09/22/20
	07/16/13	6,000	--	2.78	07/16/23
						11,227 (5)	56,247

Daniel D. Cox	07/16/13	1,511	--	2.78	07/16/23	--	--
						8,728 (6)	43,727
_______________

(1)
Consists of a non-statutory option to purchase shares of common stock of Riverview’s subsidiary, Riverview Trust Company, which vests pro rata over the five-year period from the grant date, with the first 20% vesting one year after the grant date.

(2)	Amounts shown are calculated using the closing price of Riverview common stock on March 31, 2020 of $5.01 per share.
(3)
Reflects 21,078 shares granted on June 18, 2019, which vest ratably over two years from the grant date; 4,072 shares granted on June 18, 2019, which vest ratably over three years from the grant date; and 13,979 shares which vest 50% on June 19, 2021 and 50% on June 19, 2022.

(4)
Reflects 4,213 shares granted on June 18, 2019, which vest ratably over two years from the grant date; 1,127 shares granted on June 18, 2019, which vest ratably over three years from the grant date; and 2,580 shares which vest 50% on June 19, 2021 and 50% on June 19, 2022.

(5)
Reflects 6,161 shares granted on June 18, 2019, which vest ratably over two years from the grant date; 1,541 shares granted on June 18, 2019, which vest ratably over three years from the grant date; and 3,525 shares which vest 50% on June 19, 2021 and 50% on June 19, 2022.

(6)
Reflects 4,684 shares granted on June 18, 2019, which vest ratably over two years from the grant date; 1,230 shares granted on June 18, 2019, which vest ratably over three years from the grant date; and 2,814 shares which vest 50% on June 19, 2021 and 50% on June 19, 2022.

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of base salary compensation on a basis that is not tax-qualified in which the named executive officers participated in the year ended March 31, 2020.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Kevin J. Lycklama	--	--	--	--	--
Christopher P. Cline	24,000	--	1,935	--	56,766
David Lam	--	--	--	--	--
Kim J. Capeloto	6,000	--	210	--	7,721
Daniel D. Cox	--	--	--	--	--
______________
(1)	The following amounts, constituting above-market earnings, were reported as compensation in 2020 in the Summary Compensation Table: for Mr. Cline, $420; and for Mr. Capeloto, $50.
(2)
Of these amounts, the following amounts were reported as compensation to the officers in previous years in the Summary Compensation Table: for Mr. Cline, $153; for Mr. Lam, $12 and for Mr. Capeloto, $1.

We currently offer a deferred compensation plan.  Under the plan, officers at the level of senior vice president and above may elect to defer up to 50% of salary until the time specified by the officer (or upon separation from service or a change in control, if elected by the officer), with no income tax payable by the officer until benefits are received under the deferred compensation plan adopted by Riverview Community Bank.  Once a deferral election is made for a year, it cannot be changed during that year except under limited circumstances, such as hardship or disability.  We credit an earnings adjustment on assets under the plan based on the rate of the Bank’s average yield on assets for the prior year, less 100 basis points.  For the calendar year ended December 31, 2019, this crediting rate was 4.28%.

Under the plan, upon the time specified by the officer, or upon an earlier separation from service or a change in control, if elected by the officer when he commences participation in the plan, we will pay the officer or his designated beneficiaries his plan benefit in a lump sum or in annual installments over ten years, as elected by the officer.  The payment election was made at the same time the officer makes his compensation deferral election.  The payment election may be changed only if the change election is made sufficiently in advance, generally at least 12 months, and payments are delayed for at least five years.  The payment will be based on an amount equal to the balance in the officer’s account immediately before the date on which benefits commence, plus interest, as measured above, on the unpaid balance if the payment is made in installments.  Payments will be made as described below under “Potential Payments Upon Termination.”  The estimated liability under the plan is accrued as earned by the officer.  At March 31, 2020, our aggregate liability under the plan for the named executive officers was approximately $64,000.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon  disability, termination and retirement.  In addition, our equity plans also provide for potential payments upon termination. The following table shows, as of March 31, 2020, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Disability ($)	Termination Without Cause by Employer or Termination for Good Reason by Employee ($)	Qualifying Termination Following Change in Control ($)	Normal Retirement ($)	Death ($)

Kevin J. Lycklama
Employment Agreement	129,880	370,708	--	--	--
Change in Control Agreement	--	--	1,976,220	--	--

Christopher P. Cline
Employment Agreement	107,328	303,052	--	--	--
Change in Control Agreement	--	--	976,968	--	--
Deferred Compensation Plan	56,766	56,766	56,766	56,766	56,766

David Lam
Employment Agreement	80,769	223,376	--	--	--
Change in Control Agreement	--	--	797,415	--	--

Kim J. Capeloto
Employment Agreement	95,620	267,929	--	--	--
Change in Control Agreement	--	--	981,826	--	--
Deferred Compensation Plan	7,721	7,721	7,721	7,721	7,721

Daniel D. Cox
Employment Agreement	81,740	226,287	--	--	--
Change in Control Agreement	--	--	807,985	--	--

Employment Agreements.  We have entered into employment agreements with each of the named executive officers.  Each agreement provides for payments to the executive upon his disability or termination.  If the executive becomes disabled during the term of his employment agreement, his employment will terminate.  Riverview Community Bank must then pay the executive a lump sum payment equal to four months of base salary on the effective date of the termination. In addition, the Bank must provide continued coverage or pay a cash amount equal to the premiums that the Bank would have paid on the executive’s behalf for life, medical, dental and disability coverage.  The disability payments will end on the earlier of: (1) the date of the executive’s full-time employment by another employer; (2) the executive’s death; or (3) 12 months.

The employment agreements also provide for benefits in the event of the executive’s termination.  If the executive’s employment is terminated for any reason other than a change in control or cause, or the executive terminates his employment for good reason (as defined in the agreement), the Bank must pay the executive a severance benefit in an aggregate amount equal to the sum of the following: (1) 12 months of executive’s base salary; (2) cash amount equal to the premiums that the Bank would have paid on the executive’s behalf for life, medical and disability coverage for 12 months; and (3) any bonus earned for a prior performance period but not yet paid.  The employment agreements restrict each executive’s right to compete against Riverview or Riverview Community Bank for a one-year period following termination of employment.

Change in Control Agreements.  We have entered into change in control agreements with each of the named executive officers that provide for severance payments and other benefits in the event of certain terminations of employment in connection with a change in control of Riverview.  If within 24 months after a change in control, the executive’s employment is terminated other than for cause, or the executive terminates his employment for good reason, Riverview must pay a lump sum severance payment of the following: (1) 30 months of executive’s base salary and target annual incentive compensation (36 months for Mr. Lycklama); (2) prorated incentive compensation for the fiscal year in which the termination occurs based on the executive’s target annual incentive compensation through the month ended before the date of termination; (3) any bonus earned for a prior performance period but not yet paid; and (4) accelerated vesting to 100% on all stock options or restricted stock issued to the executive.  The change in control agreements also require continued coverage under life, medical and disability insurance for 18 months, or a lump sum equal to the premiums that would have been paid if continued coverage is not possible.  The change in control agreements contain provisions requiring reduction of any payments that would be deemed to constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Deferred Compensation Plan.  Each of the named executive officers is eligible to participate in the Riverview Community Bank Directors’ and Executive Officers’ Deferred Compensation Plan, as described in more detail above on page 21.  The current plan allows the officers to elect to defer up to 50% of salary until separation from service, with no income tax payable by the officer until benefits are received.  An “override election” can be made in the initial participation agreement and participants may elect to receive payment upon the occurrence of an “override event.”  Participants may elect either or both of the following as an override event: separation from service and/or change in control.  Participants elect in their initial participation agreement either a specific date (lump sum payment) or a fixed schedule of payments (made annually over ten years) starting on a specified date for distribution of their plan benefits.  Distributions will be made in accordance with the participant’s election, other than in the event of a hardship withdrawal, death, disability, cashout of small accounts, required delayed distributions to key employees or the termination of the plan.

Equity Plans.  Our 2003 Stock Option Plan provides for accelerated vesting of awards in the event of a change in control.  Specifically, if a tender offer or exchange offer for Riverview’s shares is commenced, or if a change in control occurs, unless the committee administering the plan has provided otherwise in the award agreement, all options granted and not fully exercisable shall become exercisable in full upon the happening of that event.  The named executive officers do not currently have any options that are not fully exercisable under the 2003 Stock Option Plan.  The 2017 Equity Incentive Plan provides that unvested awards will become exercisable or vest in connection with a change in control only if the participant experiences an involuntary termination other than for cause within 365 days following the change in control event or the acquiring company does not either assume the outstanding award or replace the outstanding award with an equivalently-valued award.  The named executive officers have outstanding awards under the 2017 Equity Incentive Plan, as shown in the table on page 19.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted Item 402(u) of Regulation S-K, requiring annual disclosure of the ratio of the annual total compensation of the Chief Executive Officer to the median employee’s annual total compensation.  For 2019, this information is as follows:

•	Mr. Lycklama, Chief Executive Officer, annual total compensation:	$718,546
•	Median employee annual total compensation:	$ 55,034
•	Ratio of Chief Executive Officer to median employee compensation:	13:1

In determining the median employee, we used a listing of all employees, excluding our Chief Executive Officer, as of March 31, 2020.  To identify our median employee, we included all elements of total direct compensation (defined as the total value of salaries, commissions, bonuses, and short-term incentive provided regularly and consistently to the employee base) paid in fiscal year 2020 as our consistently applied compensation measure.  Compensation for full-time employees hired during fiscal year 2020 was annualized.

As a result of the flexibility permitted by Item 402(u), the method we used to determine our median employee may differ from the methods used by our peers, so the ratios may not be comparable.

Compensation Committee Interlocks and Insider Participation

The members of the Personnel/Compensation Committee are Directors Wills (Chairman), Olson and Nierenberg.  No members of this Committee were officers or employees of Riverview or any of its subsidiaries during the year ended March 31, 2020, nor were they formerly Riverview officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of stockholders a non-binding stockholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of Riverview’s named executive officers as disclosed in the proxy statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Riverview Bancorp Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Riverview’s Proxy Statement for the 2020 annual meeting of stockholders.

This vote will not be binding on our Board of Directors or Personnel/Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Personnel/Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our stockholders.  Our compensation programs are designed to balance short-term and long-term objectives, and to attract executive talent, retain a team of effective leaders and provide stability for Riverview.  Our compensation program is guided by the philosophy that total executive compensation should vary based on achievement of corporate goals and objectives, and should closely align with Riverview’s financial performance.  The Compensation Committee of the Board of Directors believes that the executive compensation for fiscal 2020 is reasonable and appropriate, and is justified by Riverview’s strong financial performance.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent registered public accounting firm, the internal audit department and management.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Riverview’s audited financial statements for the year ended March 31, 2020:

•	The Audit Committee has reviewed and discussed the 2020 audited financial statements with management;

•
The Audit Committee has discussed with the independent registered public accounting firm, Delap LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•
The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2020 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Riverview’s audited financial statements for the year ended March 31, 2020 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:

Jerry C. Olson, Chairman
Bess R. Wills
Patricia W. Eby

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Riverview’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above-referenced persons, we believe that, during the fiscal year ended March 31, 2020, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, with the exception of one transaction that was reported one day late by Mr. Nies.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Delap LLP served as our independent registered public accounting firm for the year ended March 31, 2020.  The Audit Committee of the Board of Directors has appointed Delap LLP as its independent registered public accounting firm for the year ending March 31, 2021.  A representative of Delap LLP is expected to attend the annual meeting of stockholders to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees billed, or expected to be billed, to Riverview for professional services rendered by Delap LLP for the fiscal years ended March 31, 2020 and 2019.

	Year Ended March 31,
	2020	2019

Audit Fees	$280,000	$275,000
Audit-Related Fees	10,255	4,830
Tax Fees	--	--
All Other Fees	--	--

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent registered public accounting firm in connection with its annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  For the year ended March 31, 2020, the Audit Committee approved all, or 100%, of the services provided by Delap LLP that were designated as audit fees, audit-related fees and all other fees as set forth in the table above.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in our proxy solicitation materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our main office at 900 Washington Street, Suite 900, Vancouver, Washington 98660, no later than March 19, 2021.  Any such proposal shall be subject to the requirements of the proxy solicitation rules adopted under the Securities Exchange Act.

Our Articles of Incorporation provide that if a stockholder intends to nominate a candidate for election as a director or submit a stockholder proposal, the stockholder must deliver written notice of his or her intention to the Corporate Secretary of Riverview not less than 30 nor more than 60 days prior to the date of a meeting of stockholders; provided, however, that if less than 31 days’ notice of the date of the meeting is given or made to stockholders, such written notice must be delivered to the Corporate Secretary not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.  The notice must set forth certain information specified in our Articles of Incorporation.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

Riverview’s Annual Report to Stockholders, which includes the Annual Report on Form 10-K as filed with the SEC, has been mailed to stockholders as of the close of business on the voting record date.  Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Teresa L. Baker

TERESA L. BAKER
CORPORATE SECRETARY

Vancouver, Washington
July 17, 2020

RIVERVIEW BANCORP, INC. 900 WASHINGTON STREET SUITE 900 VANCOUVER, WASHINGTON 98660-3409
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                                                                                               For     Withhold     For All                                         To withhold authority to vote for any individual
                                                                                               All           All           Except                                          nominee(s), mark "For All Except" and write the
The Board of Directors recommends you vote                                                                                                       number(s) of the nominee(s) on the line below
FOR the following                                                               [  ]            [  ]              [  ]

1. Election of Directors                                                                                                                                                  ___________________________________

    Nominees:

    01) Bradley J. Carlson

    02) Patrick Sheaffer

    03) Bess R. Wills

The Board of Directors recommends you vote FOR the following proposal:
                                                                                                                                                                                                           For        Against       Abstain
2. Advisory (non-binding) approval of the compensation of our named executive officers.                                                   [  ]             [  ]              [  ]

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box                                  [   ]
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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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FOLD AND DETACH HERE

REVOCABLE PROXY – RIVERVIEW BANCORP, INC.

Annual Meeting of Stockholders
August 26, 2020 10:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of Riverview Bancorp, Inc. ("Riverview") with full power of substitution, to vote as designated on the reverse side and in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Riverview held of record by the undersigned on June 30, 2020, at the Annual Meeting of Stockholders to be held on August 26, 2020, or any adjournment or postponements thereof.

If you are a participant in either the Riverview Bancorp, Inc. Employee Stock Ownership Plan or the Riverview Bancorp, Inc. Employees' Savings and Profit Sharing Plan, this proxy constitutes your direction to the trustees of such plans to vote as directed on the reverse side your proportionate interest in the shares of common stock held in the plan. In order for the trustees to receive your direction in time to vote, your proxy must be received by August 17, 2020. If your proxy is not received by August 17, 2020, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2020 ANNUAL MEETING.

Address Changes/Comments: ________________________________________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

Continued and to be signed on reverse side